UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2021

Inspired Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 West 57th Street, Suite 415 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 565-3861

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	INSE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2021, Inspired Gaming (UK) Limited (“IG UK”), a subsidiary of Inspired Entertainment, Inc. (the “Company”), entered into new employment agreements (each, an “Employment Agreement” and together, the “Employment Agreements”) with each of Stewart F.B. Baker, the Company’s Executive Vice President and Chief Financial Officer, and Carys Damon, the Company’s Executive Vice President and General Counsel (each such individual, an “Executive” and together, the “Executives”). The term of each Executive’s Employment Agreement is effective as of July 1, 2021 and replaces their prior employment agreements.

Under the terms of the Employment Agreements, commencing January 1, 2022, each Executive will receive an annual base salary of $380,000 per year (prior to January 1, 2022 the current salary shall continue to be paid), with a target annual bonus of not less than 100%, and a maximum annual bonus of not more than 200%, of his or her base salary, subject to performance goals determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The annual bonus for each Executive will be consistent with the Company’s short-term incentive plan and the award criteria applicable to other senior executives of the Company and its subsidiaries. Each Executive also will be reimbursed for all reasonable travelling accommodation, entertainment and other similar out-of-pocket expenses exclusively and reasonably incurred by him or her in the performance of his or her respective duties, in accordance with the Company’s expense reimbursement policies. The Executives’ previous entitlement to an annual car allowance shall cease on January 1, 2022.

In consideration of each Executive’s agreement to enter into the Employment Agreement and remain with the Company and its subsidiaries, each Executive was awarded a sign-on equity grant of 75,000 restricted stock units (“RSUs”) in the Company on August 4, 2021, which will vest in full on December 31, 2024, provided that the Executive remains employed by the Company or its subsidiaries on such date. If the Executive’s departure from the Company or its subsidiaries is the result of the Executive’s death or a change of control event (as defined in the Employment Agreement), the RSUs will vest in accordance with the terms set forth in the Employment Agreement.

Either party may terminate the Employment Agreement by giving the other party not less than twelve months’ written notice, provided that such notice, if given by the IG UK, may not expire prior to December 31, 2024 and provided the Company may in its discretion elect to terminate with immediate effect by paying the salary and other amounts contractually due in respect of the notice period. In addition, IG UK may terminate the Employment Agreement for cause and each Executive may terminate his or her respective Employment Agreement for good reason, in each case as more particularly described in the Employment Agreement.

In the event of the termination of the Executive’s employment without cause by IG UK or if the Executive terminates his or her employment for good reason, then, among other things, the equity or equity-based awards then held by the Executive which have not fully vested as of the date of termination (including any awards under the Company’s long-term incentive plan other than the sign-on equity grant) shall continue to remain outstanding subject to future vesting in accordance with the award’s time, performance or other applicable conditions to vesting.

Under the Employment Agreements, each Executive is subject to certain restrictive covenants, including, among other things, non-solicitation and non-competition restrictions for a period of twelve months after termination of his or her employment and confidentiality obligations.

The Employment Agreements will be governed by and construed in accordance with the law of England and Wales.

In determining to approve the Employment Agreement with each Executive, the Compensation Committee took into account the following factors, among other factors it deemed relevant:

●	the Compensation Committee’s desire to align the employment arrangements of the members of the Company’s Office of the Executive Chairman (“OEC”) to the extent practicable, while taking into account the requirements of the various jurisdictions in which the members of the OEC reside; and

●	each Executive’s strong leadership and contributions to the management of the business of the Company and its subsidiaries through the unprecedented COVID-19 pandemic and government mandated shutdown of significant portions of the venues where the Company’s products are offered.

The description of the Employment Agreements set forth above is qualified in its entirety by reference to the full text of the Employment Agreements, copies of which are attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated August 3, 2021, by and between IG UK and Stewart F.B. Baker.
10.2	Employment Agreement, dated August 3, 2021, by and between IG UK and Carys Damon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 5, 2021	Inspired Entertainment, Inc.

	By:	/s/ Carys Damon
	Name:	Carys Damon
	Title:	General Counsel

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement, dated August 3, 2021, by and between Inspired Gaming (UK) Limited and Stewart F.B. Baker.
10.2	Employment Agreement, dated August 3, 2021, by and between Inspired Gaming (UK) Limited and Carys Damon.